SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant                     [ X ]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Section 240.14a-12

                    WNC CALIFORNIA HOUSING TAX CREDITS, L.P.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]    No fee required.
[   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
         and 0-11.

         1)     Title of each class of securities to which transaction applies:
                ______________________________
         2)     Aggregate number of securities to which transaction applies:
                ______________________________
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                ______________________________
         4)     Proposed maximum aggregate value of transaction:
                ______________________________
         5)     Total fee paid:
                ______________________________

[   ]    Fee paid previously with preliminary materials.
[   ]    Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)     Amount Previously Paid:
         2)     Form, Schedule or Registration Statement No.:
         3)     Filing Party:
         4)     Dated Filed:

                         CONSENT SOLICITATION STATEMENT


            PROPOSED ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS OF
                    WNC CALIFORNIA HOUSING TAX CREDITS, L.P.


                                  June 23, 2006


                                  INTRODUCTION

     The limited partners (the "Limited Partners") of WNC California Housing Tax Credits, L.P. (the "Partnership") are being asked by the Partnership and its general partners, WNC & Associates, Inc. and Wilfred N. Cooper, Sr. (the "General Partners") to consider and approve by written consent an amendment to the Partnership's Agreement of Limited Partnership (the "Proposal"). The Proposal would permit the sale of a property in which the Partnership has an interest. The Partnership and the General Partners recommend approval of the Proposal.

     The Partnership was formed in 1988 to raise capital through the sale of its units of limited partnership interest (the "Units") and invest the net proceeds in entities (the "Local Limited Partnerships") owning apartment complexes generating Federal and California low income housing tax credits. The Partnership invested in a total of eleven Local Limited Partnerships.

     The Partnership is governed by its Agreement of Limited Partnership dated as of September 15, 1998 (the "Partnership LPA").

     The Proposal addresses the property owned by the Local Limited Partnership known as BCA Associates, a California limited partnership ("BCA"). The general partner of BCA is The Douglas W. and Diane L. Young 1990 Revocable Trust ("the "Local General Partner").

     BCA owns the Battle Creek Senior Apartments located in Anderson, California (the "Property"). Consistent with the investment objectives of the Partnership, the Property qualified for Federal low income housing tax credits under the Internal Revenue Code for a 10-year period. The Property also qualified for California low income housing tax credits. The credit periods have expired, and no further credits are being generated by the Property. The 15-year Federal compliance period has also expired, so there would be no credit recapture upon a transfer of the Property.

     An Affiliate of the General Partners has negotiated an agreement for the sale of the Property. The Property would be sold for $1,820,000, and amount in excess of its appraised value of $1,800,000, to Anderson Shasta Community Partners, L.P., a newly-formed California limited partnership (the "Buyer"). If approved by the Limited Partners and consummated, this sale is expected to generate a distribution of approximately $48 per Unit. (This amount would be in addition to the tax credit benefits the Limited Partners have already received, and unused passive losses that may become available on a sale of the Property.) The Buyer would rehabilitate the Property, and obtain a new 10-year allocation of Federal low income housing tax credits.

     This Consent Solicitation Statement and the enclosed form of Action By Written Consent of Limited Partners were first sent to the Limited Partners on or about June 23, 2006.

                              BCA AND THE PROPERTY

     In August 1989, the Partnership invested in BCA. BCA owns the Property, a 40-unit apartment complex. The Property was placed in service in December 1989. The investment of the Partnership in BCA aggregated to approximately $514,000.

     The Property is encumbered by a deed of trust in favor of the United States Department of Agriculture, Farmers Home Administration (now known as Rural Development). The loan is for an original term of 50 years, is being amortized over a period of 50 years, and matures on December 2040. The loan bears interest at the stated rate of 8.75% per annum, which is reduced to a rate of 1% per annum by a Rural Development interest rate subsidy. The Rural Development loan cannot be prepaid without penalty. There is also a rental assistance payment plan in place from Rural Development covering 39 of the apartment units which is renewed every five years. None of the units are rented under the HUD Section 8 program.

     The Property is located in Anderson, California. Anderson is a rural city on Interstate Highway 5 in Shasta County identified as a low-income area. Its population is estimated at approximately 10,500.

     BCA is governed by its Second Amended and Restated Agreement of Limited Partnership (the "BCA LPA").

                     PROPOSAL - AMENDMENT TO PARTNERSHIP LPA

     Generally, the Partnership LPA permits the Partnership to sell its properties without the consent of the Limited Partners. However, the Partnership LPA does not permit the sale of an interest in, or the property of, a Local Limited Partnership, to the General Partners or their affiliates. Accordingly, the Partnership and the General Partners are seeking the consent of the Limited Partners to the sale of the Property by BCA on the terms described herein. A complete statement of the Proposal is as follows:

          "Section 5.3.5 Notwithstanding the provisions of Section 5.3.2(vi) or any other Section hereof, the Local Limited Partnership known as BCA Associates, a California limited partnership, shall be permitted to sell its Property to an Affiliate of the General Partners for an amount equal to $1,820,000."

     WNC Development Partners, LLC (WNC DP) has formed the Buyer and its general partner. The Buyer expects to finance the acquisition and rehabilitation and development of the Property by assuming the existing Rural Development mortgage, obtaining additional debt in the form of tax-exempt bonds issued by California Statewide Communities Development Authority, and obtaining equity from the sale of low income housing tax credits to institutional investors. WNC DP has significant experience in acquiring properties using this structure.

                              REASONS FOR THE SALE

      The Partnership's principal investment objectives were to provide:

     (a) Federal and California low income housing tax credits for use by investors to offset their Federal and California tax liabilities; and

     (b)  Losses to offset passive income.

     In addition, it is an objective of the Partnership to seek, to the extent feasible, to provide distributions from the sale of its investments.

     The Partnership and the General Partners have decided to recommend the sale of the Property to the Buyer. The Partnership's objective was to derive credits from its investment in the Property, and no further credits can be earned without the infusion of substantial capital for rehabilitation of the Property in accordance with the requirements of the Federal low income housing tax credit program. The Partnership does not have the necessary capital. The sale of the Property for a price of $1,820,000, which is an amount in excess of the outstanding mortgage balance, will enable the Partnership to distribute to the Limited Partners cash in excess of the Federal and California income tax liability resulting from the sale of the Property. The income tax liability can also be offset to the extent that a Limited Partner has unused passive losses from the Partnership or other sources.

     In recommending approval of the Proposal, the General Partners believe it is important to note that the Property's only realistic use is as low income housing, based primarily on its location in a low income community and its original design as low income housing with very basic amenities.

                    ANTICIPATED DISTRIBUTIONS AND ALLOCATIONS

     If the Proposal is approved by the Limited Partners and the sale is consummated, BCA would receive $1,820,000 in gross sale proceeds. Attachment No. 1 hereto consists of a tabular presentation showing the anticipated results of the sale, and the distribution of cash and allocation of gain to the various involved parties.

     In reviewing Attachment No. 1, Limited Partners should bear in mind that the Partnership's investment in BCA is through a two-tier structure. Accordingly, at the first tier, the sale of the Property would generate gross cash proceeds to BCA of $1,820,000. After deduction of closing costs of $27,300, fees to the Local General Partner of $153,790 and the mortgage balance of $1,389,886, the balance of $453,435 (which includes the other cash and liquidated assets of BCA) would be split between the Local General Partner and the Partnership (as the limited partner of BCA) $89,202 and $364,233. In turn, the Partnership's anticipated distribution of $364,233 would be apportioned $360,591 and $3,642 between the Limited Partners as a group and the General Partners, for a distribution to the Limited Partners in the estimated amount of $48 per Unit.

     The General Partners estimate that the gain from the sale allocated to the Limited Partners would be in the amount of $21 per Unit. Of this amount, the General Partners estimate that $19 per Unit would constitute Section 1250 gain, and $2 per Unit would constitute ordinary income. Section 1250 gain is taxed at a maximum rate of 25%, and ordinary income is taxed at a maximum rate of 35%. California taxes income at a maximum rate of 9.3%. The General Partners have not obtained any opinion of tax counsel in this regard, and Limited Partners are urged to consult their individual tax advisors for assistance in this regard. Limited Partners should also consider the impact of state income taxes with their advisors, including the laws of states other than California.

     The foregoing information is presented solely for the purpose of evaluating the Proposal. All amounts (other than the gross sales price) are estimates only. All computations are based upon assumptions which may or may not prove to be accurate and should not be relied upon to indicate the actual results which may be attained. Assumptions include the date of sale, and the results of BCA and Partnership operations through the date of sale.

                       CONFLICTS AND OTHER SPECIAL FACTORS

     A number of special factors apply to the Proposal. Some are described elsewhere in this Consent Solicitation Statement. Limited Partners are urged to read all of this Consent Solicitation Statement carefully. The General Partners believe that the best use of the Property is its continued rental as low income housing. This is based on the Property's location and the economy of Anderson, the quality of the Property construction, and rental market conditions.

     The Buyer presented its offer to the Local General Partner. The Local General Partner is not an affiliate of the General Partners. In accepting the Buyer's proposal to purchase the Property, the Local General Partner did not seek other buyers. The Buyer obtained an appraisal of the Property, and the Buyer's purchase price is based on that appraisal. The appraisal is an opinion of "as is" market value, subject to restricted rents, of the fee simple estate, subject to the short-term leases of the tenants. Although, in the absence of open-market bidding, there can be no absolute guarantee that the Buyers' sales price is the highest price that could be obtained, the General Partners believe the proposed sale price is fair in that it is based on an appraisal of the Property.

     The Buyer holds an option to purchase the Property on the terms and subject to the contingencies described herein. The Buyer is not obligated to purchase the Property.

     The General Partners have consented to the Proposal. In doing so, the General Partners were faced with conflicts of interest. The Buyer is purchasing with the intention of making a profit from the rehabilitation and resyndication of the Property and, perhaps, other properties in which the Partnership has no interest. The Local General Partner, in consenting to the proposed sale, negotiated a higher fee than would otherwise be payable under the BCA LPA. WNC DP, the Buyer, the General Partners and their affiliated companies will be involved in the acquisition, syndication and operation of the Property and other properties and these companies will receive fees in amounts that are yet to be determined. However, these fees will be paid from sources other than the Partnership.

                                  CONTINGENCIES

     There are several contingencies to the consummation of the proposed sale of the Property. BCA and the Buyer have executed an option which includes the following contingencies: approval of the Proposal by a majority in interest of the Limited Partners; approval by Rural Development of the mortgage assumption; and approval by California Statewide Communities Development Authority of the bond issuance. If these contingencies are not satisfied on or before July 31, 2006, the Buyer's offer will be null and void. The Buyer has submitted a detailed financing plan with an application for tax-exempt financing to California Statewide Communities Development Authority. Tax credits follow automatically from this financing once the financing is in place.

     If the proposed sale is not consummated, either because the Limited Partners disapprove the proposed sale, or one of the contingencies described above is not satisfied, BCA would continue to hold the Property, and the Partnership would continue to hold its investment in BCA for the foreseeable future with no immediate plan for disposition.

     If the foregoing contingencies are satisfied, the Buyer would proceed with the transaction as discussed herein. It would take approximately 20 to 45 days for the bond purchaser to underwrite the transaction. If successful, the Buyer estimates that the transaction could be closed and capital distributed to the Limited Partners on or before December 31 of this year. Of course, there can be an absolute assurance in this regard.

                          VOTING RIGHTS AND PROCEDURES

     The only outstanding voting security of the Partnership is the Units.

     All Limited Partners as of June 23, 2006 ( the "Record Date") are entitled to notice of and to vote on the Proposal. As of June 15, 2006 there were 7,450 Units outstanding and 661 Limited Partners or assignees entitled to vote such Units. The Proposal will require the favorable vote of a majority-in-interest of the Limited Partners.

     As of the Record Date no person or group of related persons was known by the Partnership to be the beneficial owner of more than 5% of the Units. Neither of the General Partners, nor any of their affiliates, owns any of the Units.

     No meeting will be held with regard to the Proposal or the solicitation of the Limited Partners. Voting may be accomplished by completing and returning to the offices of the Partnership the form of Written Consent included herewith. Only Written Consents received prior to the close of business on the date (the "Action Date") which is the earlier of: (1) the date on which the Partnership receives approval and/or disapproval of the Proposal from a majority-in-interest of the Limited Partners, or (2) July 21, 2006 (unless such latter date is extended by the General Partners), will be counted. However, Limited Partners are urged to return their Written Consents at the earliest practicable date.

     The Partnership's offices are located at 17782 Sky Park Circle, Irvine, California 92614, and its telephone number is (714) 662-5565.

     If a Limited Partner has delivered an executed Written Consent to the Partnership, the Limited Partner may revoke such Written Consent no later than the close of business on the date immediately preceding the Action Date. As of the Action Date, the Proposal will either be approved or disapproved. The only method for revoking a Written Consent is by the delivery to the Partnership prior to the Action Date of a written instrument executed by the Limited Partner who executed the Written Consent stating that the Written Consent previously executed and delivered is thereby revoked. Other than the substance of the revocation so described, no specific form is required for such revocation. An instrument of revocation will be effective only upon its actual receipt by the Partnership prior to the Action Date at the Partnership's offices.

     Under California law, there are no rights of dissenters with regard to the Proposal.

     This  solicitation  is  being  made  by the  Partnership  and  the  General
Partners. The cost of this solicitation of Written Consents is being borne by the Partnership. Such solicitation is being made by mail and, in addition, may be made by officers and employees of the General Partners, either in person or by telephone or email.

     This Consent Solicitation Statement has been filed with the Securities and Exchange Commission. However, the Proposal has not been approved or disapproved by the SEC nor has the SEC passed upon the fairness or merits of the Proposal nor upon the accuracy or adequacy of the information included herein. Any representation to the contrary is unlawful.

                  ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS


   Please mark one box below and return to the address below by July 21, 2006


     This Written Consent is solicited on behalf of the Partnership and the General Partners.

The undersigned, as record holder of ________ units of limited partnership interest in WNC California Housing Tax Credits, L.P. (the "Partnership"), hereby acknowledges receipt of the Consent Solicitation Statement dated June 23, 2006 and hereby votes all the units of limited partnership interest in the Partnership held by him, her or it as follows:

     Proposal. An amendment to the Partnership's Agreement of Limited Partnership to permit the sale of the property of BCA Associates, a California limited partnership, to Anderson Shasta Community Partners, L.P., as specifically set forth under "Proposal - Amendment To Partnership LPA" in the accompanying Consent Solicitation Statement.

                                MARK ONLY ONE BOX


FOR [  ]                          AGAINST [  ]                      ABSTAIN [  ]


This Written Consent, when properly executed and returned to the Partnership, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE FOR THE PROPOSAL, THIS CONSENT, IF SO EXECUTED AND RETUNED, WILL BE VOTED FOR THE PROPOSAL. When units are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full legal title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:   ___________________             ___________________________
                                         Signature

                                         ___________________________
                                         Signature (if held jointly)

            Return in the enclosed self-address stamped envelope to:

                             Attention: David Shafer
                             WNC & Associates, Inc.
                              17782 Sky Park Circle
                                Irvine, CA 92614
                            Ph: 714-662-5565 ext. 113
                                Fax: 714-662-4412

                                Attachment No. 1

BCA Associates
Proposed Sale and Liquidation of Partnership
July 1, 2006



                               Projection of Net Cash Proceeds from Sale and Liquidation
-------------------------------------------------------------------------------------------------------------------------
Sales Price                                                                                                  $ 1,820,000
               Less: Sales Preparation Fee to GP Young (4.45%)                                                   (80,990)
                     Refinancing Fee to GP Young (4%)                                                            (72,800)
                     Other closing costs (1.5%)                                                                  (27,300)
                                                                                                         ----------------
Net Sales Price                                                                                                1,638,910
Less:     Estimated Mortgage at 7/1/06                                                                        (1,389,886)
                                                                                                         ----------------
Net Sales Proceeds                                                                                               249,024
Net Estimated Assets at Book Value (1) (2)                                                                       204,411
                                                                                                         ----------------
Net Estimated Cash Proceeds Available to Partners (3)                                                          $ 453,435
                                                                                                         ================



                                                                               LP's           GP's            Total
                                                                       ---------------- ---------------- ----------------
Projected Partners Cash Distribution                                         $ 364,233         $ 89,202        $ 453,435
Approximate Federal Tax (see rates below)                                     (157,799)         (19,843)        (177,642)
Approximate California Tax (9.3%) (4)                                          (56,661)          (7,361)         (64,022)
Approximate Net Cash Proceeds after Tax (5)                                  $ 149,773         $ 61,998        $ 211,771
                                                                       ================ ================ ================


                                                Projected Gain Calculation
-------------------------------------------------------------------------------------------------------------------------
Net Sales Price                                                                                               $1,638,910
Adjusted Basis of Property                                                                                      (950,500)
                                                                                                         ----------------
Taxable Gain on Sale of Property                                                                                $688,410
                                                                                                         ================


Allocation of Gain by Federal Tax Rate                                         LP's           GP's            Total
                                                                       ---------------- ---------------- ----------------

          Ordinary Income (IRC Section 1245 Recapture) 35% (6)                 $ 54,838            $ 554        $ 55,392
          Gain (Unrecaptured IRC Section 1250 Gain) 25% (7)                     554,423           78,595         633,018
           Long Term Capital Gain 15%                                                 0                -               0
                                                                       ---------------- ---------------- ----------------
                                                                              $ 609,261         $ 79,149       $ 688,410
                                                                       ================ ================ ================


-------------------------------------------------------------------------------------------------------------------------
                                   Sale/Liquidation Summary For Limited Partner

                                                                             Total                          Original
                                                                           $511,405                         $511,405
                                                                        L.P. Investment                    Investment
                                                                       ----------------                 ----------------
Projected Partners Cash Distribution                                         $ 364,233                        $ 364,233
Approximate Federal Tax (see rates above)                                     (157,799)                        (157,799)
Approximate California Tax (9.3%)                                              (56,661)                         (56,661)
                                                                          -------------                 ----------------
Approximate Net Cash Proceeds after Tax                                      $ 149,773                        $ 149,773
                                                                          =============                 ================
------------------------------------------------------------------------------------------------------------------------





BCA Associates
Proposed Sale and Liquidation of Partnership
July 1, 2006

NOTES: The projections are based on data and information, and assumptions, as indicated. The achievement of any projection is dependent on the occurrence of future events and cannot be assured. The actual results may vary from the projections. Benefits were projected based on original projected investment and assumes such investment was held for the entire term of the partnership. Therefore, this analysis may not accurately project actual benefits on units that were transferred, split or sold.


(1) Projected proceeds from liquidation of Partnership assets and liabilities at book value. Includes items such as cash on hand, reserve deposits, accounts receivable, and accounts payable.

(2) Assumes USDA will allow replacement and other reserve accounts to be retained by the seller under recently implemented regulations. Replacement Reserves of $143,576 are included in the net assets. If not retained, cash available for distribution will be reduced accordingly.

(3) Pursuant to the Second Amended and Restated Limited Partnership Agreement, dated August 24, 1989, net sales proceeds shall be applied and distributed as follows (Sec. 11.2):

Section 11.2(a) - To the payment of priority debts and reserves, if any;

Section 11.2(b) - To the payment to the General Partner or its Affiliate a 3% real estate brokerage commission pursuant to Section 9.2(e);
(Note: Assumed 4.45% sales preparation fee based on Purchase Price Analysis)

Section 11.2(c) - To the Limited Partner in an amount equal to $470,000 reduced by the amount of any Distributions previously received;

Section 11.2(d) - Thereafter, 65% to the Limited Partner and 35% to the General Partner

Pursuant to the Second Amended and Restated Limited Partnership Agreement, the Limited Partner and General Partner have made capital contributions of $511,405 and $42,660, respectively.

Cash flow from operations shall be distributed 99% to the Limited Partner and 1% to the General Partner (Sec. 11.1)

(4) Please consult with your income tax advisor to determine your particular tax situation and tax rates that will apply. State tax paid during the year may be deductible on the federal tax return. The above analysis was based on estimates and projections and actual results may vary.

(5) This analysis estimates the results from the sale and liquidation of the Partnership assets at July 1, 2006 only. In determining partner capital accounts at time of sale, loss from partnership operations was estimated to be $14,067 for the period January 1, 2006 through July 1, 2006

(6) The projections assume that all personal property (IRC section 1245 property) is sold at 50% of original cost.

(7) For sales of IRC section 1250 property, per IRC Section 1(h)(7), there is unrecaptured depreciation to be taxed at a maximum 25% rate for depreciation expensed less depreciation recaptured, to the extent of total gain on sale.

WNC California Housing Tax Credits, L.P.
Proposed Sale and Liquidation of Partnership
July 1, 2006

                                 Projection of Net Cash Proceeds from Sale and Liquidation
-------------------------------------------------------------------------------------------------------------------------
From Battle Creek Apartments
         Sales Price                                                                                         $ 1,820,000

                    Less: Sales Preparation Fee to GP Young (4.45%)                                              (80,990)

                          Refinancing Fee to GP Young (4%)                                                       (72,800)

                          Other closing costs (1.5%)                                                             (27,300)
                                                                                                         ----------------
         Net Sales Price                                                                                       1,638,910
         Less:     Estimated Mortgage at 7/1/06                                                               (1,389,886)
                                                                                                         ----------------
         Net Sales Proceeds                                                                                      249,024
         Net Assets at Book Value (1) (2)                                                                        204,411
                                                                                                         ----------------
         Net Cash Proceeds Available to Partners (3)                                                           $ 453,435
                                                                                                         ================


Total cash proceeds available to WNC California Housing Tax Credits, L.P.                                      $ 364,233
                                                                                                         ================


                                                                              LP's           GP's             Total
                                                                       ---------------- ---------------- ----------------
Projected Partners Cash Distribution                                         $ 360,591          $ 3,642        $ 364,233
Approximate Federal Tax (see rates below)                                     (156,221)          (1,578)        (157,799)
Approximate California Tax (9.3%) (4)                                          (56,095)            (567)         (56,661)
                                                                       ---------------- ---------------- ----------------
Approximate Net Cash Proceeds after Tax (5)                                  $ 148,275          $ 1,498        $ 149,773
                                                                       ================ ================ ================

                                               Projected Gain Calculation
-------------------------------------------------------------------------------------------------------------------------
From Battle Creek Apartments:
         Net Sales Price                                                                                      $1,638,910
         Adjusted Basis of Property                                                                             (950,500)
                                                                                                         ----------------
         Taxable Gain on Sale of Property                                                                       $688,410
                                                                                                         ================

Total gain allocated to WNC California Housing Tax Credits, L.P.                                                $609,261
                                                                                                         ================

Allocation of Gain by Federal Tax Rate                                        LP's            GP's            Total
                                                                       ---------------- ---------------- ----------------
         Ordinary Income (IRC Section 1245 Recapture) 35% (6)                 $ 54,290            $ 548         $ 54,838
         Gain (Unrecaptured IRC Section 1250 Gain) 25% (7)                     548,879            5,544          554,423
          Long Term Capital Gain 15%                                                 -                -                0
                                                                       ---------------- ---------------- ----------------
                                                                             $ 603,168          $ 6,093        $ 609,261
                                                                       ================ ================ ================


-------------------------------------------------------------------------------------------------------------------------
                                     Sale/Liquidation Summary For Limited Partners
                                                                            Total                           Original
                                                                         $7,450,000                         $ 1,000
                                                                       L.P. Investment                      Investment
                                                                       ----------------                  ----------------
Projected Partners Cash Distribution                                         $ 360,591                                48
Approximate Federal Tax (see rates above)                                     (156,221)                              (21)
Approximate California Tax (9.3%)                                              (56,095)                               (8)
                                                                       ----------------                  ----------------
Approximate Net Cash Proceeds after Tax                                      $ 148,275                              $ 20
                                                                       ================                  ================
-------------------------------------------------------------------------------------------------------------------------






WNC California Housing Tax Credits, L.P.
Proposed Sale and Liquidation of Partnership
July 1, 2006


NOTES: The projections are based on data and information, and assumptions, as indicated. The achievement of any projection is dependent on the occurrence of future events and cannot be assured. The actual results may vary from the projections. Benefits were projected based on original projected investment and assumes such investment was held for the entire term of the partnership. Therefore, this analysis may not accurately project actual benefits on units that were transferred, split or sold.

(1) Projected proceeds from liquidation of Partnership assets and liabilities at book value. Includes items such as cash on hand, reserve deposits, accounts receivable, and accounts payable.

(2) Assumes USDA will allow replacement and other reserve accounts to be retained by the seller under recently implemented regulations. Replacement Reserves of $143,576 are included in the net assets. If not retained, cash available for distribution will be reduced accordingly.

(3) Pursuant to the Agreement of Limited Partnership, dated September 15, 1988, liquidation cash is to be distributed as follows (Sec. 4.2.2):

After payment of, or adequate provision for, the debts and liabilities of the Partnership, and the funding of any Reserves deemed necessary by the General Partner, the remaining assets of the Partnership shall be distributed to all Partners with positive Capital Accounts in the ratio of their respective positive Capital Accounts to the sum of all such positive Capital Accounts. For purposes of the preceding sentence, all Capital Accounts shall be determined after all adjustments in accordance with Article 4 resulting from Partnership operations and from all Sales or Refinancings.

Distributions of net cash flow shall be distributed 99% to the Limited Partners and 1% to the General Partners.

(4) Please consult with your income tax advisor to determine your particular tax situation and tax rates that will apply. State tax paid during the year may be deductible on the federal tax return. The above analysis was based on estimates and projections and actual results may vary.

(5) This analysis estimates the results from the sale and liquidation of BCA assets at July 1, 2006 only. In determining partner capital accounts at time of sale, loss from BCA operations was estimated to be $14,067 for the period January 1, 2006 through July 1, 2006.

(6) The projections assume that all personal property (IRC section 1245 property) is sold at 50% of original cost.

(7) For sales of IRC section 1250 property, per IRC Section 1(h)(7), there is unrecaptured depreciation to be taxed at a maximum 25% rate for depreciation expensed less depreciation recaptured, to the extent of total gain on sale.